Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aratana Therapeutics, Inc. (the “Company,” a development stage enterprise) of our report dated March 20, 2013, except for the effect of the reverse stock split as described in Note 18, as to which the date is May 23, 2013, relating to the Company’s financial statements, which appear in the Company’s Registration Statement on Form S-1 (File No. 333-187372), as amended, filed on June 26, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2013